UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2023

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32639	36-3898269
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

3020 Carrington Mill Blvd, Suite 475

Morrisville, North Carolina 27560

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities filed pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	TGTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 28, 2023, TG Therapeutics, Inc. (the “Company”) and its wholly-owned subsidiary TG Biologics, Inc. entered into a Commercialization Agreement (the “Agreement”) with Neuraxpharm Pharmaceuticals, S.L. (“Neuraxpharm”), pursuant to which the Company granted Neuraxpharm an exclusive license to commercialize BRIUMVI® (ublituximab) for relapsing forms of multiple sclerosis (“RMS”) in Europe and certain other territories outside the United States (collectively, the “Territory”), excluding Canada and Mexico, which are retained by the Company, and certain Asian countries previously partnered.

Under the terms of the Agreement, Neuraxpharm is obligated to use commercially reasonable efforts to launch and commercialize BRIUMVI in the Territory, including maintaining current marketing authorizations, and obtaining additional marketing authorizations for BRIUMVI in the Territory, in accordance with a commercialization plan. The Company retains an option to buy back all rights under the Agreement for a period of approximately two years in the event of a change in control of the Company.

The Company will receive an upfront cash payment of $140 million plus an additional $12.5 million upon the commercial launch of BRIUMVI in the first European country. The Company is also entitled to receive up to an additional $492.5 million in milestone-based payments from Neuraxpharm if certain launch and commercial milestones are achieved. The total deal is valued at up to $645 million in upfront and milestone payments. In addition, the Company will receive tiered double-digit royalties on net product sales up to 30%.

The Company will supply Neuraxpharm with BRIUMVI manufactured by the Company’s third-party supplier on an exclusive basis in accordance with a master services agreement entered into by the Company and Neuraxpharm (the “Master Services Agreement”). The Company will supply all required quantities of BRIUMVI for the Territory, by way of a supply chain previously established by the Company, as set forth in the Master Services Agreement.

The Agreement will continue in effect until terminated pursuant to its terms. The Agreement may be terminated earlier by either party for (i) an uncured material breach of the Agreement by the other party or (ii) insolvency or bankruptcy on the part of the other party. Additionally, the Company may terminate the Agreement in whole or in part in the event of (i) certain patent challenges by Neuraxpharm, (ii) the failure by Neuraxpharm to achieve a minimum percentage of certain sales targets, or (iii) a change of control of the Company during the approximately two-year period following entry into the Agreement (in connection with the buy-back described above).

The Company expects to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. The foregoing is a description of certain terms of the Agreement and is intended to be a summary of the material terms and is qualified in its entirety by reference to the text of the Agreement when filed.

Item 2.02. Results of Operations and Financial Condition.

On August 1, 2023, TG Therapeutics, Inc. (the “Company”) issued a press release announcing results of operations for the three and six months ended June 30, 2023. A copy of such press release is being furnished as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information included in Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1 hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release issued by TG Therapeutics, Inc., dated August 1, 2023.

Exhibit 104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: August 1, 2023	By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer